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                                                                    EXHIBIT 10.3

                                                              January 30th, 2003


                      BINDING MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (the "MOU") is executed as of this 30th day of January, 2003, by and between

     (i) LATIN AMERICA MEDIA DISTRIBUTION S.C.A., an Uruguayan company, with offices at, Paysandu 935, Piso 3 (11100), Montevideo, Uruguay, in its name and that of its assignees as per section 6.4 here below, ("LAMD"), and

     (ii) CROWN MEDIA INTERNATIONAL, LLC, a Delaware Limited Liability Company, with offices it 6430 South Fiddlers Green Circle, Greenwood Village, CO 80111, in its name and that of its assignees as per section 6.4 here below, ("CMI"), formerly known as Hallmark Entertainment Networks, Inc. Each of LMI and CMI is herein referred to as a "Party" and collectively as the "Parties".

WHEREAS:

     A. CMI is a distributor and supplier of television programming throughout the world, and sole owner or a general entertainment television service distributed in Latin America currently named the "Hallmark Channel", consisting generally of 24 hours of programming, featuring series, motion pictures and interstitials (the "Channel").

     B. The Parties have agreed to negotiate in good faith during the next one hundred twenty (120) days, starting as or the date hereof, the definite documents (the "Definitive Agreements") which shall include the substance of (i) the material terms outlined below including Affiliate Sales, Ad Sales and Marketing agreements for all of Mexico, Central and South America, but excluding Argentina, Uruguay and Paraguay and any areas traditionally considered part or the United States broadcast territory, (the "Territory"); (ii) the rights and obligations contained in the preliminary three (3) year business plan attached hereto as Schedule A (the "Business Plan"); end (iii) the rights and obligations contained in the transition plan attached hereto as Schedule B (the "Transition Plan").

     C. LAMD acknowledges that, pursuant to a "Memorandum of Understanding" of even date ("the Argentina Agreement"), CMI has granted to Pramer S.C.A., a corporation duly organized under the laws of Argentina ("Pramer"), the right to exploit the Channel in Argentina, Paraguay and Uruguay, and therefore, Pramer has assumed the Channel's Affiliate Sales, Ad Sales, Operations, Programming and Marketing in these countries.

     D. LAMD and CMI have agreed that CMI intends to enter into a service agreement with Pramer, in order to produce and assemble three different feeds of the Channel for the Territory, according to the terms and conditions set forth below in Section 2.6. (the "Technical Services Agreement").

     E. The Parties have agreed that, this MOU shall govern their relationship until the Parties execute the Definitive Agreements. In the event that the Definitive Agreements are not executed by March 1, 2003, either party will have the right to terminate this MOU at any time prior to March 31, 2003. If neither party terminates this MOU within that 30-day period, this MOU shall continue in accordance with its terms.


                                                               /s/ RG
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                                      -2-


THEREFORE, the Parties will use best efforts to negotiate Definitive Agreements containing the following terms:

I. SCOPE -- TERM

1.1. LAMD shall supply to CMI in the Territory, the services referred to in sections 2.1 through 2.5 of this MOU (the "Services"). LAMD shall act, either directly or through an authorized assignee, as an exclusive CMI agent with respect to distribution, advertising (with the limitations set out in the last paragraph of section 2.2 herebelow), sales and other commercialization aspects of the Channel on behalf of CMI, subject to the following main terms and conditions and those which will be foreseen in the Definitive Agreements. (Any commercialization of the Channel by LAMD in the Caribbean will be subject to prior discussion with and approval by CMI).

1.2. With the prior written consent of CMI, which shall not be unreasonably denied or insofar it is in accordance with standards provided in advance by CMI, LAMD may assign particular aspects of the Services, subcontract, and/or utilize its agents, representatives, affiliates or third parties in order to render such Services.

1.3. The term of the Definitive Agreements shall commence on the date hereof and end on December 31, 2005, (the "Term"). The Term will be automatically renewed for a two (2)-year period thereafter, unless a prior notification to the contrary by any Party is served upon the other at least 90 days in advance of the expiration of the original Term. The Obligations of LAMD hereunder will commence on the corresponding dates of each of said Obligations established in the Transition Plan. The Definitive Agreements can also be terminated at any time on 90 days notice after the first year of the Term by either Party if the "EBITDA WITHIN LMI" set forth in the Business Plan - attached hereto as Schedule A - is missed by more than 25%. (For these purposes, all EBITA calculations will include the costs and expenses incurred by CMI pursuant to the "Technical Services Agreement". CMI may also terminate the Definitive Agreements, after the first year of the Term if (a) CMI decides in its sole discretion, to discontinue distribution of the Channel in the Territory; (b) CMI is required by its lending banks or its preferred securities holders to terminate the Definitive Agreements by virtue of CMI's failure to meet revenue or expense benchmarks in its loan or preferred securities agreements or (c) CMI or its parent company is merged with or their interest or voting control if assigned to or acquired by an entity unrelated to Hallmark Cards. Notice of termination in any calendar year for any of the foregoing reasons, must be given prior the March 1st of that year and will be effective 180 days after the date of the notice. In the event of termination and if requested by CMI, LAMD agrees to promptly assign any agreements, to which it is a party, concerning services and materials for the Channel, to CMI, who agrees to accept said requested assignment, freeing LAMD from all liabilities arising thereof. This assignment will not impair any economic right accrued in favor of LAMD prior to said assignment. This MOU and the Definitive Agreements may also be terminated by either party, in the event the Technical Services Agreement is terminated for any reason.

1.4. CMI may also elect, in its discretion, to discontinue distribution of the Channel in some countries of the Territory. In this case, the Parties shall review and amend the Business Plan in order to adapt it to the new situation,

1.5. In the event CMI decides, for any reason other that for a failure to perform or other breach by LMI, to terminate or rescind the Definitive Agreements, it shall hold LAMD harmless in connection with any third parties who may consider having been affected by such termination.


                                                               /s/ RG
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II. OBJECT

2.1. Distribution

CMI will grant to LAMD the exclusive right to solicit in the name and of behalf of CMI offers for affiliation agreements throughout the Territory for the Channel on all television distribution platforms, including MDS, MMDS, DBS, DTT, DTH satellite television, localized internet, digital television, cable television or any other audiovisual medium (other than standard free-to-air television and pay-per-view or video on demand), existing now or in the future, for basic tier or expanded basic tier as commonly understood in the industry (the "Affiliate Sales"). As far as distribution of the Channel over localized internet, digital television and any other future audiovisual medium is concerned, CMI will use reasonable commercial efforts to clear the rights to programming on the Channel to enable distribution on said distribution mediums in the Territory for which LAMD feels it can obtain affiliation agreements. In the event, however, CMI cannot obtain programming rights, at a reasonable cost and within the agreed parameters of the Business Plan, for a particular distribution platform involving "new technology" (i.e. technology or media other than those over which the Channel is distributed as of the date hereof), LAMD will not be authorized to engage in Affiliate Sales for such "new technology". LMI's right to conduct the Affiliate Sales of the Channel within the Territory entails the following rights and obligations:

         (a) LAMD will be solely responsible for accounting and billing related to the collection of revenues generated by the Affiliate Sales of the Channel in the Territory.

         (b) Affiliation agreements for distribution of the Channel in the Territory shall be made by LAMD in the name end on behalf of CMI and payment for such distribution in the Territory shall be made directly to an account in the United States specified by CMI. CMI and LAMD will agree on the basic terms to be included in a form affiliation agreement which may then be used by LAMD for Affiliate Sales without further review by CMI (unless any affiliate wishes to materially amend the terms). CMI and LAMD will also agree over general parameters for material business terms such as fees per subscriber, tier on which the Channel may be placed, and term of agreement and the amount of commercial time on the Channel made available to affiliates. Once these general parameters are agreed upon, LAMD may enter into affiliation agreements within these parameters without further approval by CMI.

Any affiliation agreements and/or Affiliate's Sales entered into by LAMD involving a group of channels shall clearly indicate the allocation of subscriber fees to the Channel, and to other channels, and such allocation to the Channel shall fairly represent the marketplace value of the Channel. CMI will have approval over the rate card used by LAMD for the affiliation agreements. In the event CMI does not have the right to immediately terminate its current agreement with the World Entertainment Corporation (Tapia), LAMD agrees to utilize this affiliate sales representative until the agreement expires on March 9, 2003.

2.2. Advertising Sales

LAMD will be authorized, and shall have the exclusive right to solicit, utilizing its advertising team, offers for advertising agreements for the Channel to national and local advertisers in the Territory and to Pan-Regional advertisers in all Latin America. Such authorization entails the following rights and obligations:


                                                                         (STAMP)
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                                      -4-


         (a) LAMD will be the sole party responsible for accounting and billing related with the collection of revenues generated by advertising sales on the Channel made by LAMD in the Territory.

         (b) Agreements with advertisers shall be made by LAMD in the name and on behalf of CMI, and payment for advertising placed by these advertisers on the Channel shall be made directly to CMI to an account in the United States.

Until execution of the Definitive Agreements, these services shall be performed by LAMD in accordance with the Business Plan. CMI will have approval over the rate card used for the Channel, the amount of non-program time on the Channel made available to advertisers and affiliates and other material terms of the advertising agreements. All advertising must comply with the written standards regularly specified by CMI. Any and all advertising sales made by LAMD involving a group of channels shall clearly indicate the allocation of the advertising to the Channel, and to other channels, and such allocation to the Channel shall fairly represent the viewer and demographic delivery and ratings of the Channel throughout the Territory. In the event CMI does not have the right to immediately terminate its existing agreement with any pre-existing advertising representative in the Territory, LAMD agrees to utilize such representative until CMI is able to terminate the agreement without additional cost.

CMI may itself sell Pan-Regional advertising for the Channel in the Territory to advertisers located outside the Territory, only if said sales are part of an advertising campaign larger than that encompassed by the geographical limits of Latin America, but all such sales will be co-ordinated with LAMD. If CMI performs such sales, LAMD will be entitled to the commission specified in section 3.1(b) below based on revenues received from such Pan-Regional advertisers, reduced by the amount of any commissions payable to third parties.

2.3. Marketing

2.3.1 LAMD will manage the Channel marketing according to the Business Plan with the objective of increasing and maintaining the distribution and subscriber awareness of the Channel.

2.3.2. CMI shall have the right to review all programming logos and other materials to be used as part of the Channel and in advertising and promoting the Channel on other media (other than that supplied by CMI or by third parties whose materials have been pre-approved by CMI). CMI will also have the right of approval over all contests, campaigns, internet sites and other major marketing and promotional efforts for the Channel. LAMD will meet no less than monthly, if requested by CMI, with CMI representatives to discuss marketing and promotion.

2.4. Administrative

2.4.1. LAMD will manage the Channel for the Territory as anticipated herein and set out in the Business Plan. For these purposes - and without being understood as a limitation - LAMD will be authorized with respect to the Channel, to perform accounting, billing and collection of revenues on CMI's behalf for payment to CMI's account, payment of all local taxes (as directed by CMI), of services to be rendered by Pramer under the Services Agreement marketing, promotional and capital expenses, all in accordance and consistent with the Business Plan.

2.4.2. LAMD will also be in charge of collecting unpaid balances due as of December, 2002, by affiliate customers and ad sales customers billed by CMI, for which purposes CMI shall

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                                      -5-


collaborate and issue all authorizations and proxies that may be needed to said extent. With respect to such collections, in lieu of the compensation set forth in Section III below; LAMD will be entitled to a fee equal to 10% of the amounts collected through its efforts.

2.4.3. Upon written request, LAMD will co-operate with CMI and provide information related to all the agreements entered into it by it in the performance of its Services hereunder (including copies of relevant documentation), and shall comply with all other information requests made by CMI.

2.5. Other obligations

LAMD shall assume any other obligations required by CMI to conduct the business in accordance with the Business Plan, and as may be amended from time to time in writing.

2.6. Services to be provided by Pramer

LAMD, CMI and Pramer have entered into a Technical Services Agreement, on the date hereof on, under which Pramer assumed the obligation to program the Channel as from the reception from CMI or its affiliated companies or third parties, of the content for the Channel (consistent with past and current quality), with appropriate rights for the Territory and guidelines for its scheduling. Copy of the referred to Technical Services Agreement is attached hereto as Schedule C.


Up-link Arrangements

2.6.1. Under the Services Agreement, Pramer will produce and assemble three different feeds of the Channel, one for Brazil, one for Mexico and one for Latin America except Argentina, Uruguay and Paraguay, that shall be distributed from CMI's satellite capacity on PanamSat, Pas-9 (the "CMI Transponder"). CMI will receive the feeds from Pramer's satellite capacity, encode them and uplink these three feeds to the CMI Transponder for reception by affiliates in the Territory. CMI will be responsible for supplying the necessary decoders and other equipment needed by affiliates in the Territory for reception of the Channel.


2.7 Expenses Penalty.

LAMD shall only incur the expenses as foreseen in the Business Plan and must obtain CMI's approval prior to exceeding expenses in any category of the Business Plan in any quarter. In case the total annual expenses incurred by LAMD after CMI approval exceed those foreseen in the Business Plan, LAMD shall contribute twenty-five per cent (25%) of the amount in excess of said expenses (the "Penalty") up to a maximum total annual amount of US$ 260,000. Even when the expenses are in excess of those foreseen in the Business Plan, no Penalty shall accrue in case the EBITDA of that given year is higher than the one foreseen in the Business Plan for said year.


III. COMPENSATION

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                                      -6-

3.1. In consideration of the services provided by LAMD with respect to affiliate and advertising sales each month during the Term, CMI will pay to LAMD an amount equal to:

         (a) 35% of the Net Advertising Revenues collected from advertisers in the Territory during the prior month, assuming the clearance of any payments received by checks or credit notes from any such advertisers. "Net Advertising Revenues" for purposes of this section 3.1(a) shall mean the total amount received by CMI from the Channel's advertisers, including late fees and interest on overdue amounts net of value added taxes withheld by the Advertisers, withholding tax, and/or similar taxes and net of customary fees paid to advertising agencies; plus

         (b) 20% of the Net Affiliate Revenues collected during the prior month assuming the clearance of any payments received by checks or credit notes from any affiliates. Net Affiliate Revenues for purposes of this section 3.1(b) shall mean the total amount collected by CMI from the affiliates in the Territory, including late fees and interest on overdue amounts, net of value added tax withheld by the Affiliates, withholding tax and/or similar taxes, but excluding any tax imposed on or measured by the income of LAMD pursuant to applicable laws, and shall include LAMD's commission as per section 2.2 last paragraph.

3.2. CMI will also reimburse LAMD for LAMD's costs and expenditures incurred for the performance of this Agreement in accordance with the Business Plan (the "Amounts Payable").

3.3. LAMD will report, on a monthly basis, the corresponding revenue end general expenses incurred, and will provide a comparison of these revenues and expenses against the Business Plan, all on forms reasonably specified by CMI.

3.4. All financial reports submitted to CMI by LAMD will conform to GAAP and FASB, be submitted on a monthly, quarterly and yearly basis, as requested by CMI, and be retained for a period of at least three years. CMI will have normal audit rights with respect to all revenues and expenses. LAMD will fully co-operate with and provide CMI with any documentation reasonably needed for CMI to file tax returns and/or recover any tax amounts withheld by LAMD, Affiliates or Advertisers hereunder. CMI will anticipate to LAMD any and all expenses in relation thereto.

3.4. Payments by LAMD and/or CMI, as the case may be, shall be made within 15 days after the end of each month to the following account (which may change from time to time as notified by the Parties):

Payments to CMI:

BANK OF AMERICA - SAN FRANCISCO, CA
ABA # 121000358
A/C #: 1233631813, Swift Code: B of A US6S
BENEFICIARY: CROWN MEDIA INTERNATIONAL, LLC
6430 SOUTH FIDDLERS GREEN CIRCLE, SUITE 500,
GREENWOOD VILLAGE, CO 80111 USA

Payments to LAMD: [to be informed later]

                                                                          /s/ RG
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                                      -7-



3.5. Payments not made by either party in a timely manner pursuant to this Paragraph 3 will incur interest charges at LIBOR rates plus a monthly one per cent (1%) penalty rate calculated over the owed money. In addition, in the event either party defaults in the punctual payment of any amount(s) due the other party under this MOU, including interest thereon (together with any and all reasonable expenses incurred by the party to whom payment is due in enforcing its rights in connection with the collection of such amounts), and this default continues in effect after the defaulting party has been provided with written notice of default and thirty (30) days to cure such default, the non-defaulting party, in addition to all its remedies, under this MOU and at law, may terminate this MOU immediately without any liability whatsoever.


IV. TRADEMARKS

CMI will authorize LAMD to use, to the fullest extent which may be necessary and permitted under CMI license's with Hallmark Cards, Inc. or other third parties, any and all trademarks owned or licensed by CMI, and CMI created branding and intellectual property rights, which may be required for use in connection with the Channel and/or the Services, in accordance with standards provided by CMI.

V. CMI REPRESENTATIVES

CMI will appoint up to two representatives or employees (the "CMI Representatives") who will be available on LAMD's premises for purposes of providing the necessary guidelines, consultation and approvals required from CMI. The CMI Representatives will have full access to all records and reports which LAMD is required to supply and areas in which the LMI services are rendered.

VI. MISCELLANEOUS

6.1. All advertising and marketing materials provided or contracted for by LAMD must comply with any standards of which CMI advises LAMD in writing, including (for as long as the Channel bears the "Hallmark" brand) the standards and requirements set forth in CMI's trademark license agreement with Hallmark Cards, Inc.

6.2 In addition to the financial reports described above, LAMD will provide CMI, on at least a monthly basis, with any reports regarding LAMD's services as CMI may reasonably request, including reports on the number of subscribers to the Channel, existing or potential advertisers, vendor performance, feedback and communications from vendors, viewers, advertisers and affiliates, internet traffic, and as run advertising and programming logs. LMI will also provide CMI with access without charge to any and all research and ratings information relating to the Channel and its competitors to the same extent as LAMD has access to this information.

6.3. The Parties will carry out their best efforts to coordinate the transition and future relationship among the different levels of the two companies in accordance with what is foreseen herein.

6.4. Each Party hereto shall bear all costs incurred by it in connection with the transactions contemplated herein and in the Definitive Agreements which shall be considered binding upon the Parties, and their successors and authorized assignees. The Definitive Agreements


                                                                          /s/ RG
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                                      -8-


will not be assignable by either Party except to an entity in common control with that Party or an entity acquiring substantially all of the assets of that Party. This MOU may not be amended or otherwise modified without the express prior written consent of all Parties hereto.

6.5. Neither Party hereto shall be considered in default or liable for any delay or failure to perform any provision of the Definitive Agreements if such delay or failure arises out of an Act of God, acts or public enemy, war, freight embargoes, unusually severe weather conditions, fires, insurrection, riot, unavailability of material (through no fault of either Party), utilities and fuel shortages, strikes, and other causes beyond the reasonable control of the Party undergoing the force majeure conditions. The Party who has been so affected shall promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this MOU, shall be immediately suspended for the duration of such force majeure conditions. If the force majeure conditions preventing performance by either party continue for a period of more than 15 days, the other party may terminate the Definitive Agreements at any time thereafter.

6.6. The terms of this MOU, the Definitive Agreements, and all reports and other material supplied by any Party hereto that are labeled as "Confidential" are and shall remain the property of such Party (the "Confidential Information"). The Parties agree that the Confidential Information shall not be disclosed to anyone other than authorized personnel, experts and consultants of each Party without the written consent of the Party owning the Confidential Information or as required by law.

6.7. The Definitive Agreements will be governed by and construed and enforced in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable California principles of conflicts of law. Each of the Parties will irrevocably and unconditionally (i) submit itself in any legal action or proceeding relating to the Definitive Agreements to the exclusive jurisdiction or for recognition and enforcement of any judgment in respect thereof to the non-exclusive general jurisdiction, of the courts of the State of California and appellate courts from any thereof; (ii) consent that any such action or proceeding may be brought in such courts and waive any objection that it may now or hereafter have to the venue of any such actions or proceeding was brought in an Inconvenient court and agree not to plead or claim the same;
(iii) agree that service of process in any such action or proceeding will be in accordance with the laws of the State of California; and (iv) waive in connection with any such action any and all rights to a jury trial.

6.8. Any notice, consent, authorization, approval or other communication required to be given under the Definitive Agreements must be in writing and sent via facsimile with a copy by certified mail (return receipt requested), or courier addressed to the other Party at its address indicated below (or at such other address as may hereafter be given by such Party). Notice shall be effective upon receipt of the facsimile transmission or hand delivery.

CMI:     6430 South Fiddlers Green Circle
         Suite 500
         Greenwood Village, CO 80111
         Attn: Chief Executive Officer
         CC: Legal Department
         Facsimile: 303-221-3779


LAMD: Estudio Bado, Kuster, Zerbino & Rachetti

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                                      -9-


                Paysandu 935, piso 3
                11100 Montevideo
                Uruguay
                Attn: Horacio Fernandez Ambielle
                Facsimile: 598-2-902-5950


6.9. The Definitive Agreements may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

LATIN AMERICA MEDIA DISTRIBUTION S.C.A.

        By: /s/ CLAUDIO BEV. LAUPUA
            -----------------------
            Authorized Officer
            Claudio Bev. Laupua
            Attorney in Fact

                                                CROWN MEDIA INTERNATIONAL, LLC.



                                                      By: /s/ RUSSELL GIVENS
                                                          ----------------------
                                                          Russell Givens
                                                          President and CEO


ATTACHMENTS:
Schedule A ____________ Business Plan
Schedule B ____________ Transition Plan
Schedule C ____________ Technical Services Agreement